                                                                    Exhibit 12-A
                        Atlantic City Electric Company

                      Ratio of Earnings to Fixed Charges
                      ----------------------------------
                            (Dollars in Thousands)
                            ----------------------

                                         12 Months
                                           Ended                              Year Ended December 31,
                                        September 30,          -------------------------------------------------------
                                             1999                1998            1997            1996           1995
                                          --------             --------        --------        --------       --------
Income before extraordinary item          $ 56,072             $ 30,276        $ 85,747        $ 75,017       $ 98,752
                                          --------             --------        --------        --------       --------
Income taxes                                38,895               18,178          50,442          36,958         48,277
                                          --------             --------        --------        --------       --------
Fixed charges:
  Interest on long-term debt
     including amortization of
     discount, premium and expense          60,978               63,940          64,501          64,847         62,879
  Other interest                             2,043                3,435           3,574           4,019          4,364
  Preferred dividend requirements
     of subsidiary trusts                    7,449                6,052           5,775           1,428              -
                                          --------             --------        --------        --------       --------
       Total fixed charges                  70,470               73,427          73,850          70,294         67,243
                                          --------             --------        --------        --------       --------
Earnings before income taxes
  and fixed charges                       $165,437             $121,881        $210,039        $182,269       $214,272
                                          ========             ========        ========        ========       ========

Ratio of earnings to fixed charges            2.35                 1.66            2.84            2.59           3.19

For purposes of computing the ratio, earnings are income before extraordinary item plus income taxes and fixed charges. Fixed charges consist of interest on long- and short-term debt, amortization of debt discount, premium, and expense, dividends on preferred securities of subsidiary trusts, and the interest expense associated with the ACE's leases.